Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CHURCHILL CAPITAL CORP X,

AH MERGER SUB I, INC.,

AH MERGER SUB II, LLC

and

COLDQUANTA, INC.

dated as of

September 8, 2025

i

EXHIBITS

Exhibit A	–	Form of SPAC Charter Upon Domestication
Exhibit B	–	Form of SPAC Bylaws Upon Domestication
Exhibit C	–	Sponsor Agreement
Exhibit D	–	Form of Company Voting and Support Agreement
Exhibit E	–	Form of A&R Registration Rights Agreement
Exhibit F	–	Form of Advisory Agreement
Exhibit G	–	Form of First Certificate of Merger
Exhibit H	–	Form of Second Certificate of Merger
Exhibit I	–	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit J	–	Form of A&R LLC Agreement of the Surviving Entity
Exhibit K	–	Form of Company Stockholder Written Consent

SCHEDULES

Schedule 7.05(a)	–	Financial Statements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 8, 2025, by and among Churchill Capital Corp X, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), AH Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), AH Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and ColdQuanta, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), Section 18-212 of the Delaware Limited Liability Company Act (the “DLLCA”), and Part 12 of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the sole holder of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Common Stock and one-quarter of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) adopt bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit C hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Sponsor, and certain stockholders of the Company have entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing, among other things certain stockholders of the Company have agreed, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date; and

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and an Affiliate of Sponsor have entered into an Advisory Agreement (the “Advisory Agreement”) substantially in the form attached hereto as Exhibit F, pursuant to which, effective as of the Closing, among other things, such Affiliate will provide financial advisory, strategy consulting, business development and investor relations to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2017 Plan” means the ColdQuanta, Inc. 2017 Stock Incentive Plan, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Advisory Agreement” has the meaning specified in the Recitals.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

“Antitrust Laws” means any supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict, investigate or regulate actions having the purpose or effect of monopolization, attempted monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition.

“Appraisal Rights Deadline” has the meaning specified in Section 9.02(f).

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption and any Permitted Withdrawals but before (A) payment of any SPAC Transaction Expenses or

Company Transaction Expenses and (B) repayment of Sponsor loans, if any), plus (ii) the net proceeds of any incremental financing raised by SPAC or the Company in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, any amounts raised or funded in connection with a PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements. For the avoidance of doubt, such amount shall exclude any cash and cash equivalents on the balance sheet or otherwise in the bank accounts of the Company.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Business Software” means all material Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Capitalization Date” has the meaning specified in Section 5.06(b).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 27, 2024.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Convertible Securities” means (a) any Simple Agreement for Future Equity issued by the Company and (b) any convertible promissory notes or other convertible debt that is convertible into or exchangeable for capital stock of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in ARTICLE 5.

“Company Employee” means as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, on a no-name basis if required by applicable Law, together with each such Company Employee’s title or position, work location, full-time or part-time status, current rate of hourly wage or salary, and current annual target cash bonus opportunity, in each case as of the date of this Agreement and as applicable.

“Company Equity Award” means, collectively, the Company Options and the Company Restricted Stock Awards.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under the 2017 Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock, Company Series C Preferred Stock, Company Series C-1 Preferred Stock, Company Series Seed Preferred Stock, Company Series Seed II Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in ARTICLE 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock Award” means any shares of Company Common Stock or Company Preferred Stock that are subject to vesting or forfeiture, whether granted under the 2017 Plan, issued in respect of early exercised Company Options, issued as contingent consideration, or otherwise.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the Series B-1 preferred stock, par value $0.0001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.0001 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed Preferred Stock” means the Series Seed preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed II Preferred Stock” means the Series Seed II preferred stock, par value $0.0001 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries, including any Company Employee.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Fourth Amended and Restated Voting Agreement, dated as of December 27, 2024 by and among the Company and certain Holders; (iii) the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 27, 2024 by and among the Company and certain Holders; and (iv) the Fourth Amended and Restated Investors’ Rights Agreement, dated as of December 27, 2024 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) and (ii) the holders of a majority of the voting power of the outstanding Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01 and including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award, and (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested) as of immediately prior to the First Effective Time.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing; provided that, any engagement letters the Company intends to enter into with any (i) financial advisors or (ii) capital markets advisors will, in each case, require the prior written consent of SPAC.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.01.

“Cooley” has the meaning specified in Section 12.17(b).

“D&O Tail” has the meaning specified in Section 8.02(b).

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.04.

“Dissenting Stockholders” has the meaning specified in Section 3.04.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 6.20.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means $1,800,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Pool” has the meaning specified in Section 3.05(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Exchanged Option” has the meaning specified in Section 3.03(b).

“Excise Tax” means any Taxes imposed on SPAC pursuant to Section 4501 of the Code (and any related guidance, including IRS Notice 2023-2) with respect to the exercise of any SPAC Stockholders of their redemption rights, and any penalties or interest thereon.

“Excluded Share” has the meaning specified in Section 3.02(c).

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on May 13, 2025 and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. 730-774, as implemented or revised from time to time.

“Export-Import Laws” means all applicable Laws and regulations relating to export, reexport, transfer, and import controls, including but not limited to the U.S. Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the UK export control Laws and regulations and the EU military and dual-use export control regulations and additional export and import restrictions imposed by EU Member States.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“FATA” has the meaning specified in Section 8.01(d).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(j).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“INFQ Group” has the meaning specified in Section 12.17(b).

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), whether registered, unregistered or registrable, including all: (i) patents, patent applications and such rights in inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade names, trade dress, logos, slogans and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights, mask works and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) trade secrets and such rights in confidential information, proprietary information and other non-public information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) any of the foregoing rights in Software and Technology, (vii) industrial property rights, and (viii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i) – (vii).

“Intended Tax Treatment” has the meaning specified in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, firmware, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, controlled, licensed, or leased by a Person, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law and law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18(c).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation or supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (j) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or any demand, action, claim or proceeding for appraisal of any Company Stock pursuant to the DGCL in connection with this Agreement and the Transactions, (k) the identity of, or any facts or circumstances relating to, SPAC, Merger Subs or their respective affiliates, or the availability of equity, debt or other financing to SPAC or Merger Subs, or (l) any matter set forth in the Schedules to this Agreement; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets and geographic areas in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger Consideration” means the number of shares of SPAC Common Stock (including shares subject to any SPAC Restricted Stock Award) issuable to holders of Company Stock (including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award) in the Mergers pursuant to ARTICLE 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals.

“Modification of Recommendation” has the meaning specified in Section 9.02(e).

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Global Market.

“National Security Laws” means any Law relating to foreign investment or national security, including for the avoidance of doubt the NSI Act and the FATA.

“NSI Act” has the meaning specified in Section 8.01(c).

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“Per Share Equity Value” means the quotient obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all Company Options, in each case to the extent outstanding (whether vested or unvested) as of immediately prior to the First Effective Time by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, with respect to any share of Company Common Stock (including, for the avoidance of doubt, any share subject to any Company Restricted Stock Award) that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01, the right to receive shares of SPAC Common Stock pursuant to Section 3.02(a) or shares subject to any SPAC Restricted Stock Award pursuant to Section 3.03(c).

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such Leased Real Property, and (C) do not materially interfere with the present uses of such Leased Real Property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Permitted Withdrawals” has the meaning given to it in the Existing SPAC Governing Document.

“Permitted Working Capital Loan” means one or more Working Capital Loans in an aggregate principal amount up to $1,500,000, which may be converted into up to an additional 150,000 Cayman SPAC Units, at the price of $10.00 per unit, prior to the Domestication.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information in the Company’s possession, custody, or control that constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Laws.

“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“PIPE Investments” shall have the meaning set forth in Section 9.03.

“PIPE Subscription Agreements” shall have the meaning set forth in Section 9.03.

“Policies” has the meaning specified in Section 5.16.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Prior Government Contracts” has the meaning specified in Section 5.12(a)(vi).

“Privacy Laws” means all applicable Laws regarding data privacy, data protection, or data security governing the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws governing (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means a Governmental Authority, including for the avoidance of doubt, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the UK Secretary of State, the Chancellor of the Duchy of Lancaster, the UK Investment Security Unit, and the Treasurer of the Commonwealth of Australia or their delegate.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions; (ii) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List; or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means applicable Laws pertaining to trade and economic sanctions administered by the United States, European Union, United Kingdom or other relevant jurisdiction.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning specified in Section 5.19(h).

“Software” means any and all computer programs and other software, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all documentation, including development, testing, diagnostic, support, user and training documentation, related to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing Infleqtion, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the Class A ordinary shares of SPAC, par value $0.0001 per share, and (ii) from and after the Domestication, the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in ARTICLE 6.

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currently or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)); provided that, in the case of clauses (a) and (b) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other competitors or comparable entities operating in the industries or markets in which SPAC operates.

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication and prior to the First Effective Time, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in ARTICLE 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Restricted Stock Award” has the meaning specified in Section 3.03(c).

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a)

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail, (ii) deferred underwriting fees, (iii) any amounts outstanding under any Working Capital Loans (excluding, for the avoidance of doubt, any Permitted Working Capital Loans that are converted into Cayman SPAC Units prior to the Closing), and (iv) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, to the extent unpaid prior to the Closing; provided, that any Excise Tax payable by SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Sponsor” means Churchill Sponsor X, LLC.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among Sponsor, SPAC and the other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Group” has the meaning specified in Section 12.17(a).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means the Nasdaq or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.08.

“Stockholder Action Expenses” has the meaning specified in Section 9.08.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii); and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, formulae, algorithms, procedures, methods, techniques, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing or of Intellectual Property, in any form whether or not specifically listed herein.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication, the Advisory Agreement and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, the Transaction Agreements and the PIPE Investments, including the Mergers and the Conversions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“Uniform Antitrust Pre-Merger Notification Act” means the Colorado Senate Bill 25-126, the Uniform Antitrust Pre-Merger Notification Act signed into law on June 4, 2025.

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as May 13, 2025, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willkie” has the meaning specified in Section 12.17(a).

“Working Capital Loan” means any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(f).

“Written Consent Failure” has the meaning specified in Section 9.02(f).

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 6:00 p.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Schedule 1.03 of the Company Disclosure Letter (and, solely with respect to knowledge of matters related to the individuals set forth on Schedule 1.03 of the Company Disclosure Letter, as of the date of this Agreement only) and, in the case of the SPAC Parties, the individuals set for on Schedule 1.03 of the SPAC Disclosure Letter.

Section 1.04. Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Stock or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE 2

THE MERGERS

Section 2.01. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a direct wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a direct wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02. First Effective Time; Second Effective Time.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b) Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit H (the “Second

Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 251 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03. Effect of the Mergers. At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation; and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04. Governing Documents.

(a) At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit I, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b) At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c) At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit J, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05. Officers of the Surviving Entity.

(a) Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of Merger Sub II immediately prior to the First Effective Time.

(b) The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06. Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 3

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01. Conversion of Company Preferred Stock. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Stock (including, for the avoidance of doubt, Company Restricted Stock Awards in respect of Company Preferred Stock) shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation (the “Conversions”). All of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

Section 3.02. Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a) On the terms and subject to the conditions set forth in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.01) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

(b) Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.03. Treatment of Equity Awards.

(a) Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the 2017 Plan shall be assumed by SPAC. All Exchanged Options will continue to remain governed by and subject to the terms and conditions of the assumed 2017 Plan.

(b) Company Options. At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Common Stock, subject to such Exchanged Option (with any fractional share otherwise resulting rounded down to the nearest whole share) equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(c) Company Restricted Stock Awards. At the First Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, be converted into the right to receive a number of shares of restricted shares of SPAC Common Stock (each, a “SPAC Restricted Stock Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the First Effective Time (after giving effect to the Conversions) and (ii) the Exchange Ratio (with any fractional shares rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable) and such SPAC Restricted Stock Award will otherwise be subject to substantially the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions).

(d) Company Action. The Company shall take all reasonably necessary actions to effect the treatment of the Company Options pursuant to Section 3.03(b) and the Company Restricted Stock Awards pursuant to Section 3.03(c) in accordance with the 2017 Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the 2017 Plan to be amended to provide that no additional or new grants shall be made under the 2017 Plan following the Closing.

Section 3.04. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, or who shall have validly exercised a redemption right for such Company Stock under the Company Certificate of Incorporation (the shares of Company Stock that are the subject to such demand or exercise of redemption rights, collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, with respect to appraisal or dissenters’ claims, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable Per Share Merger Consideration as provided in Section 3.02(a) unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, or waives, withdraws or otherwise loses his, her or its right to redemption under the Company Certificate of Incorporation, with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL or shall waive, withdraw or otherwise lose the right to redemption under the Company Certificate of Incorporation, as applicable, such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(a), without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock or demands for redemption under the Company Certificate of Incorporation, as applicable, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

Section 3.05. Exchange Pool.

(a) Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(c) Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.

(d) None of the Company, SPAC, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.06. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.07. Legend. Each certificate or book entry position representing the shares of SPAC Common Stock issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ARTICLE 4

CLOSING; CLOSING STATEMENT

Section 4.01. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02. SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication; and (e) the number of SPAC Common Stock to be issued pursuant to the PIPE Subscription Agreements, if any, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. At least two (2) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

Section 4.03. Company Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding (including, for the avoidance of doubt, shares subject to any Company Restricted Stock Award); (b) the aggregate number of shares of Company Preferred Stock (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.01; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of shares subject to any Company Restricted Stock Award issued and outstanding; (f) the Company’s calculation of the Company Transaction Expenses; (g) the Company’s calculation of the Per Share Equity Value; and (h) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments and as otherwise determined by the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as of the date hereof and as of the Closing as follows:

Section 5.01. Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02. Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02 of the Company Disclosure Letter.

Section 5.03. Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05), subject to obtaining the Company Stockholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date hereof have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any Antitrust Laws and National Security Laws, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second

Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Schedule 5.05 of the Company Disclosure Letter.

Section 5.06. Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 573,000,000 shares of Company Common Stock; and (ii) 383,910,610 shares of Company Preferred Stock, of which (A) 101,515,976 shares are designated as Company Series A Preferred Stock; (B) 113,956,319 shares are designated as Company Series B Preferred Stock; (C) 32,419,574 shares are designated as Company Series B-1 Preferred Stock; (D) 60,777,953 shares are designated as Company Series C Preferred Stock; (E) 22,869,771 shares are designated as Company Series C-1 Preferred Stock; (F) 24,871,033 shares are designated as Company Series Seed Preferred Stock; and (G) 27,499,984 shares are designated as Company Series Seed II Preferred Stock.

(b) As of the date of this Agreement (the “Capitalization Date”), there were: (i) 49,378,073 shares of Company Common Stock issued and outstanding (of which 2,634,548 are shares subject to a Company Restricted Stock Award); (ii) 101,515,976 shares of Company Series A Preferred Stock issued and outstanding; (iii) 113,956,319 shares of Company Series B Preferred Stock issued and outstanding (of which 1,459,315 are shares subject to a Company Restricted Stock Award); (iv) 32,419,574 shares of Company Series B-1 Preferred Stock issued and outstanding; (v) 60,399,952 shares of Company Series C Preferred Stock are issued and outstanding; (vi) 22,869,771 shares of Company Series C-1 Preferred Stock are issued and outstanding; (vii) 24,871,033 of Company Series Seed Preferred Stock issued and outstanding; and (viii) 27,499,984 shares of Company Series Seed II Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c) As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate 91,551,968 shares of Company Common Stock (of which options to purchase an aggregate of 63,438,720 shares of Company Common Stock were vested and exercisable and of which options to purchase an aggregate of 28,113,248 shares of Company Common Stock were unvested), and (ii) 42,426,022 additional shares of Company Common Stock were reserved for issuance pursuant to the 2017 Plan.

(d) As of the Capitalization Date, there were no outstanding Company Convertible Securities nor any obligations to issue any Company Convertible Securities.

(e) As of the Capitalization Date, other than the rights of (i) Company Options, (ii) Company Preferred Stock, and (iii) the Company Restricted Stock Awards, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (x) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (y) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (z) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, except as set forth on Schedule 5.06(e)(i) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date hereof, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements, the Company Voting and Support Agreements, and as set forth on Schedule 5.06(e)(ii) of the Company Disclosure Letter the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07. Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. The Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. A sufficient number of Holders have executed the Company Voting and Support Agreement to terminate all agreements with the Company’s Affiliates. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

Section 5.08. Financial Statements.

(a) Schedule 5.08(a) of the Company Disclosure Letter are true, correct, accurate and complete copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2024, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the six (6) month period June 30, 2025 and the full year period ended December 31, 2024 (the “Unaudited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2024 the related unaudited consolidated condensed statements of operations and cash flows for the six (6) month period then ended (such June 30, 2025 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09. Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Litigation and Proceedings. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their properties or assets. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11. Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.23) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws and Governmental Orders and (b) from the date that is three (3) years prior to the date of this Agreement to the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12. Contracts; No Defaults.

(a) Schedule 5.12(a) of the Company Disclosure Letter contains a true and complete listing of all Contracts (other than purchase orders) (including without limitations agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements and Contracts that may not be disclosed pursuant to applicable Law (collectively, with Prior Government Contracts (as defined below) the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives, except where delivery or other sharing of such Material Contract is not permitted by applicable Law.

(i) Each Contract that (x) the Company reasonably anticipates will involve aggregate payments or consideration furnished by the Company or by any of its Subsidiaries of more than $500,000 in the calendar year ended December 31, 2025 or (y) involved aggregate payments or consideration furnished to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2024;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii) Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vi) Each Contract, license or other agreement in or under which the Company or any of its Subsidiaries in-licenses from any Person, or out-licenses to any Person, any item of Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is non-exclusive and incidental to the subject matter of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements entered into in the ordinary course of business; (D) Personnel IP Agreements or agreements with subcontractors under which the Company receives licenses from a subcontractor solely for use in connection with the Company’s engagement as a prime contractor; (E) licenses in respect of Open Source Software; (F) non-exclusive licenses granted to Governmental Authorities prior to September 1, 2023 (“Prior Government Contracts”); and (G) non-exclusive licenses (including click-wrap, shrink-wrap or similar Contracts) in respect of commercially available, unmodified, non-customized, “off-the-shelf software” with an annual aggregate fee of less than $500,000;

(vii) Each Contract that constitutes an option agreement, escrow agreement (including any source code escrow Contract), settlement agreement, co-existence agreement, non-assertion or covenant not to sue agreement, in each case, concerning Intellectual Property, other than Prior Government Contracts;

(viii) Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix) Each employee collective bargaining Contract (“Labor Contract”) with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi) Each Contract that is a currency or interest hedging arrangement;

(xii) Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii) Each Lease; and

(xiv) Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13. Company Benefit Plans.

(a) Schedule 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan as of the date hereof. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and otherwise not requiring more than thirty (30) days’ notice to terminate, other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b) With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material, non-routine written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(c) Each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims). Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan. All material payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) The Company has made available a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth: (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Equity Award, (ii) the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Equity Award, and (iii) for each holder who is not a current employee of the Company or its Subsidiaries, whether such Person was an employee of the Company or its Subsidiaries on or since the grant date of the Company Option. Except as set forth in Section 5.13(e) of the Company Disclosure Letter, each holder of an outstanding Company Restricted Stock Award timely made an election under Section 83(b) of the Code. Except for the 2017 Plan and any award agreements that have been made provided to SPAC, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). The 2017 Plan has been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and is in full force and effect. Each Company Equity Award, (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) was granted (or, in the case of Company Restricted Stock Awards, was acquired pursuant to an early exercise of a Company Option) in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the 2017 Plan, and (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Code Section 409A of the Code.

(f) No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time in the six (6) years prior to the date of this Agreement sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any ERISA Affiliate has withdrawn at any time in the six (6) years prior to the date of this Agreement from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) The consummation of the Transactions contemplated by this Agreement will not result in a change in the ownership or effective control of the Company or its Subsidiaries for purposes of Section 280G or Section 409A of the Code.

(i) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(j) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been in the three (3) years prior to the date of this Agreement so qualified, approved or registered and, nothing has occurred in the three (3) years prior to the date of this Agreement that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14. Labor Matters.

(a) The Company has delivered the Company Employee List to SPAC and all of the information included on the Company Employee List is true and accurate as of the date hereof. The Company has delivered a true and accurate list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date hereof for annualized fees or cash compensation in excess of $250,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2024 and 2025.

(b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. To the knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any Company Employees. Additionally, to the knowledge of the Company, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or threatened against or affecting the Company and its Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any current Company Service Provider; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”).

(d) Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and have been, in compliance in all material respects with (i) all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) all Laws that could require overtime to be paid to any current or former Company Employee, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(e) As of the date of this Agreement, the Company has not received written notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider at the level of Vice President or above has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f) Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h) Except as would not reasonably be expected to be material to the Company, taken as a whole, in the three (3) years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made by a Company Employee (in their capacity as an employee of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have incurred, nor do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from any allegation of sexual harassment against any director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) that would reasonably be expected to be material to the Company, taken as a whole.

Section 5.15. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The Most Recent Balance Sheet reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m) The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) The Company and its Subsidiaries have not taken any action, and none of the Company or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q) Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.13 to the extent such Section relates to Taxes, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16. Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17. Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.23)), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit, except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18. Real Property.

(a) The Company does not have and has not ever had any Owned Real Property.

(b) Schedule 5.18(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leases, including the address of each Leased Real Property. As of the date hereof, the Leased Real Property identified on Schedule 5.18(b) of the Company Disclosure Letter comprise all of the real property used or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c) The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses, occupancy agreements, or any other contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold or subleasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

(d) Neither the Company nor its Subsidiaries subleases or grants any other Person the right to use or occupy Leased Real Property (and no such agreement is currently in effect). Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned by the Company or its Subsidiaries (or to the knowledge of the Company, by and other party to any Lease) at any Leased Real Property that is expected to result in liability to the Company or any of its Subsidiaries (including in the aggregate) after the date of this Agreement in excess of $500,000.

Section 5.19. Intellectual Property and Data Security.

(a) Schedule 5.19(a) of the Company Disclosure Letter lists as of the date hereof a true, correct and complete list of (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, under the authority of any Governmental Authority, whether in the United States or internationally (“Registered Intellectual Property”); (ii) all domain names and social media accounts owned or purported to be owned by the Company or any of its Subsidiaries; and (iii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property, other than items with pending applications, is subsisting and enforceable, and, to the knowledge of the Company, all issuances and registrations are valid. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith that are required to be filed have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property constitutes all of the Intellectual Property used in and held for use in, and necessary and sufficient to enable the Company and its Subsidiaries to conduct, the business as currently conducted. None of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating, diluting or otherwise violating or, in the three (3) years prior to the date of this Agreement, has infringed upon, misappropriated, diluted or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries (i) are not the subject of any pending or threatened (in writing, or to the knowledge of the Company, otherwise) Actions and (ii) have not received from any Person at any time in the three (3) years prior to the date of this Agreement any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating or has infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures designed to protect and maintain: (A) the sole ownership, confidentiality and value of their Owned Intellectual Property including through valid and enforceable copies of agreements, substantially in the form made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries by such Person or, in the case of employees, consultants and independent contractors that retained title in certain Intellectual Property owned by such employee, consultant or independent contractor prior to the employment or engagement or that was independently developed outside the scope of such employment or engagement, granted the Company or applicable Subsidiary a broad, perpetual, irrevocable license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby (x) and (y) collectively, the “Personnel IP Agreements” and (B) the security, confidentiality, value, operation and integrity of (x) their IT Systems and (y) Software in their respective possession or control; (ii) no former or current founder, officer, director, employee, independent contractor, consultant or agent of the Company or its Subsidiaries holds any right, title or interest, in whole or in part, in or to any Company Intellectual Property, and, to the knowledge of the Company, no Person (including any former or current employee, consultant, or independent contractor) is in breach of any Personnel IP Agreement; (iii) no Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any products of the Company or any of its Subsidiaries in a manner that would (A) require the Company or any of its Subsidiaries to distribute or disclose any Business Software or any other Owned Intellectual Property; (B) require the Company to distribute or make available any Business Software or any other Owned Intellectual Property without charge or at a reduced charge; (C) require that users have the right to decompile, disassemble or otherwise reverse engineer any Business Software or any other Owned Intellectual Property; except, in each of the foregoing cases, other than with respect to the Open Source Software itself; or (D) otherwise impose any limitation, restriction, waiver of rights or condition on the right or ability of the Company or to use or distribute any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by or purported to be owned by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for Open Source Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

(d) (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all of their IT Systems used in connection with their business as currently conducted, and such IT Systems operate reliably and in material compliance with their respective documentation and specifications and are sufficient in all material respects for the conduct of the business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained commercially reasonable back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in material accordance with standard industry practice, and such IT Systems have not, in the past three (3) years, malfunctioned or failed at any time in a manner that resulted in material disruptions to the operation of the business the Company and its Subsidiaries; (iii) to the knowledge of the Company, there has not been, in the past three (3) years, any material security breach, unauthorized use of or unauthorized access to any of the material IT Systems of the Company and its Subsidiaries; (iv) to the knowledge of the Company, the Software and IT Systems of the Company and its Subsidiaries are free of any material malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); (v) the Company and each of its Subsidiaries have taken commercially reasonable efforts designed to maintain its Software free from such Malware; and (vi) the Company and each of its Subsidiaries possesses a sufficient number of seat licenses for the IT Systems and has not been subject to any audit related to a lack of sufficient seat licensing.

(e) No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any Owned Intellectual Property, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property, other than “march-in rights” as set forth in any Material Contracts.

(f) AI Technologies.

(i) The Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the proprietary artificial intelligence Technology of the Company and its Subsidiaries (“Company AI”) in the operation of the their business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company or any of its Subsidiaries is bound and governing any collection and/or use by the Company and its Subsidiaries of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below), which policies and procedures are reasonably consistent with industry standards;

(ii) all Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii) the Company and its Subsidiaries (A) use all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in compliance with the applicable license terms, consents, agreements, and laws; (B) have not included and do not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company or any of its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts, or services to train the machine learning or algorithm of such tools or improve the services related to such tools; and (C) have not used Generative AI Tools to develop any Owned Intellectual Property in a manner that it believes would materially affect the Company’s ownership or rights of any Owned Intellectual Property.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for and on behalf of the Company have, at all applicable times in the three (3) years prior to the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); and (ii) the Company has implemented and, in the three (3) years prior to the date of this Agreement, maintained commercially reasonable and appropriate (taking into account the Company’s size and resources as well as the nature and purpose of the Processing and the types of Personal Information) administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, designed to protect the confidentiality, integrity and availability of, as appropriate, the IT Systems and Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iv) to the knowledge of the Company, any third party who has provided Personal Information to the Company in the three (3) years prior to the date of this Agreement, has not done so in material violation of applicable Privacy Laws.

(h) In the three (3) years prior to the date of this Agreement, (i) there have been no breaches of the Company’s security that resulted in material misuse of, or unauthorized access to, or disclosure, modification, or destruction of any Personal Information in the possession or control of the Company and its Subsidiaries or, to the knowledge of the Company, Processed by a third party on behalf of the Company and its Subsidiaries (“Security Incident”) that would in each instance require notification to any Person pursuant to any applicable Privacy Requirement; and (ii) the Company has not provided or, to the knowledge of the Company, been legally required to provide any notices to any Person in connection with a Security Incident. In the three (3) years prior to the date of this Agreement, the Company has not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Company’s or its Subsidiaries’ violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at commercially reasonable and appropriate intervals and has, in a commercially reasonable manner, resolved, remediated, or mitigated any (i) privacy or data security plans, and taken actions consistent with such plans, to the extent required, in an effort to safeguard all Personal Information in its possession or under its control, and (ii) critical- or high-severity issues or vulnerabilities identified by such reviews.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20. Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries, has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.21. Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries: (a) is a Sanctioned Party, or (b) has violated any Sanctions since April 24, 2019. The Company and its Subsidiaries, are, and since April 24, 2019 have been, in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under economic Sanctions and Export-Import Laws. Since April 24, 2019, neither the Company nor any of its Subsidiaries, has made any voluntary disclosure to any Governmental Authority relating to Sanctions or Export-Import Laws, has been the subject of any investigation or inquiry regarding compliance with such Laws or has been assessed any fine or penalty under such Laws. The Company, and each of its subsidiaries, maintains policies and procedures reasonably designed to promote compliance with economic Sanctions and Export-Import Laws.

Section 5.22. Outbound Investment Security Program Status. The Company is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 5.23. Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and in the three (3) years prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries are not, and in the three (3) years prior to the date of this Agreement, have not been, required to obtain, maintain or comply with any Permit required under applicable Environmental Laws; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company, is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.09, Section 5.11 and Section 5.19(g), this Section 5.23 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.24. Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet to the date of this Agreement, except (i) as set forth on Schedule 5.24(b) of the Company Disclosure Letter, and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.25. Brokers’ Fees. Except as set forth on Schedule 5.25 to the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.26. Related Party Transactions. Except for the Contracts set forth on Schedule 5.26 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.26 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.27. Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period) each SPAC Party represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a corporation, in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the Transactions. No SPAC Party is in violation of any provision of its organizational documents.

Section 6.02. Due Authorization.

(a) Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b) to the SPAC Disclosure Letter.

(c) At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d) The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole and managing member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole and managing member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e) To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03. No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.04. Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. No SPAC Party has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05. Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations or other inquiries, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party or their respective assets, which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06. Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, any Antitrust Laws, National Security Laws, Securities Laws, the Stock Exchange, Part 12 of the Cayman Companies Act with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

Section 6.07. Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $416,108,095.93 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 13, 2025, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on May 15, 2025. Amounts in the Trust Account are invested in United States government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since May 15, 2025, SPAC has not released any money from the Trust Account (other than Permitted Withdrawals). As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c) As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness including any Working Capital Loans (other than the Permitted Working Capital Loan).

Section 6.08. Brokers’ Fees. Except for the fees described on Schedule 6.08 to SPAC Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09. SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since May 15, 2025

(collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as described in the SEC Reports, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational

Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Schedule 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Schedule 6.10(c) to the SPAC Disclosure Letter).

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of June 30, 2025 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of June 30, 2025 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11. Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by SPAC or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The audited financial statements and unaudited interim financial statements included in the SEC Reports reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through July 31, 2025. Since July 31, 2025, neither SPAC nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of SPAC and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither SPAC nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither SPAC nor any of its Subsidiaries has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened in writing.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither SPAC nor of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither SPAC nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue collected by SPAC and its Subsidiaries in the ordinary course of business, neither SPAC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j) There are no Liens with respect to Taxes on any of the assets of SPAC or its Subsidiaries, other than Permitted Liens.

(k) Neither SPAC nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than SPAC or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l) Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than SPAC or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m) As of the Closing Date, SPAC is a domestic corporation for U.S. federal income tax purposes.

(n) SPAC and its Subsidiaries have not taken any action, and none of SPAC or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC. Merger Sub II is, and has been since formation, a disregarded entity that is disregarded as separate from SPAC for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and they have not conducted any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(p) SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.12. Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13. Capitalization.

(a) As of the date of this Agreement, the authorized share capital is $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preferred Shares of which (A) 41,700,000 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 10,350,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b) Upon the completion of the Mergers the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c) Subject to the terms and conditions of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Common Stock at an exercise price of $11.50 per share. 10,425,000 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 10,350,000 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 75,000 private placement warrants (inclusive of those included in any private placement Cayman SPAC Units) are issued and outstanding. All outstanding Cayman SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

(d) As of the date hereof, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which

SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.14. Nasdaq Stock Market Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCX”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCXW”. The issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCCXU”. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units or terminate the listing of SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from the Nasdaq or the SEC.

Section 6.15. Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.16. Related Party Transactions. Except as set forth in Section 6.16 of the SPAC Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17. Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18. Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

Section 6.19. CFIUS Foreign Person Status. None of the SPAC Parties nor holders of SPAC Shares (i) is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (ii) is “controlled” by a foreign person within the meaning of the DPA, nor (iii) permits or will permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through it any of the following with respect to the Company and within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company.

Section 6.20. Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.21. Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.22. Registration Statement and Proxy Statement; Additional SEC Reports.

(a) At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion in the Registration Statement or the Proxy Statement.

(b) Each of the Additional SEC Reports, as of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will comply in all material respects with the applicable requirements of applicable Securities Laws. None of the Additional SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from any Additional SEC Reports in reliance upon or in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion or incorporation by reference in the Additional SEC Reports.

Section 6.23. Fairness Opinion. The board of directors of SPAC has received the opinion of Ocean Tomo, a part of J.S. Held, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view, to the SPAC Stockholders (other than the Sponsor).

Section 6.24. No Outside Reliance. Notwithstanding anything contained in this ARTICLE 6 or any other provision hereof, each of SPAC Parties, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the SPAC has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 5, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE 5 of this Agreement. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE 5, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01. Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall, except in the case of clause (d), not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except as (i) otherwise required by Law, (ii) required in order to effectuate the conversion of Company Preferred Stock into Company Common Stock, or (iii) in connection with a PIPE Investment;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d) other than seeking and negotiating PIPE Subscription Agreements, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants, Company

Convertible Securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Options to eligible recipients set forth on Schedule 7.01(d) of the Company Disclosure Letter, in each case pursuant to the 2017 Plan, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, or the conversion of Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Options, in accordance with the terms of the 2017 Plan and award agreement, or (C) in connection with a PIPE Investment;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $500,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i) enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (i) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (ii) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (iii) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (iv) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j) redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries (including, for the avoidance of doubt, in satisfaction of the exercise price or Tax withholding obligations with respect to any Company Equity Awards or other equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement), except pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement, repurchase or redemption of any Company Restricted Stock Awards following a termination of employment or service of a current or former Company Service Provider, in each case in accordance with the terms of such securities, the 2017 Plan, and/or award agreement in effect as of the date hereof;

(k) split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines or interpretations thereof;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p) (i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r) enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s) other than in the ordinary course of business or as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (iii) except as provided in Section 7.01(s) of the Company Disclosure Letter, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of Chief Executive Officer, Chief Financial Officer, Vice President and General Manager of Computing, Chief Operating Officer, Chief Technology Officer, Chief Legal Officer or Chief Scientist for Quantum Information, (iv) implement or announce any employee layoffs, furloughs, or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (vi) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(t) make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth of Section 7.01(t) of the Company Disclosure Letter;

(u) enter into any engagement letters with (i) financial advisors or (ii) capital markets advisors; and

(v) enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03. HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business

Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.03, the Company shall, contemporaneously with the submission of its notification and report forms filed under the HSR Act, submit to the Colorado Attorney General, a copy of the notification and report forms filed under the HSR Act pursuant to Colorado’s Uniform Antitrust Pre-Merger Notification Act.

Section 7.04. No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on May 15, 2025 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 15, 2027 (or August 15, 2027 if SPAC has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by May 15, 2027), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05. Proxy Solicitation; Other Actions(a) .

(a) The Company agrees to use commercially reasonable efforts to provide SPAC: (i) as soon as practicable following the date hereof, and in any event within sixty (60) days following the date hereof, (A) the financial statements set forth in items 1 and 2 on Schedule 7.05(a), (B) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable, and (C) such other information regarding the Company and its Subsidiaries as is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement; and (ii) as soon as practicable following the date hereof, the financial statements set forth on Schedule 7.05(a) other than those set forth in items 1 and 2 thereof (collectively, the “Required Company Information”). The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available, in each case, during normal business hours and upon reasonable advanced notice, to SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including any PIPE Investment), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions or any financing arrangement in connection therewith. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

Section 7.06. Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that that the failure of the Company to enforce such rights would not reasonably be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07. FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08. Termination of Certain Agreements. The Company shall use reasonable best efforts to cause the Contracts listed on Schedule 7.08 of the Company Disclosure Letter to be terminated as of, and contingent upon the occurrence of, the Closing without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09. Written Consent and A&R Registration Rights Agreement. The Company shall use commercially reasonable efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

ARTICLE 8

COVENANTS OF SPAC

Section 8.01. HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) In connection with the transactions contemplated by this Agreement, SPAC shall promptly but in no event later than twenty (20) Business Days make an appropriate mandatory notification to the UK Secretary of State pursuant to section 14(1) of the National Security and Investment Act 2021 (the “NSI Act”).

(d) In connection with the transactions contemplated by this Agreement, SPAC shall promptly but in no event later than twenty (20) Business Days make an appropriate mandatory notification to the Treasurer of the Commonwealth of Australia or their delegate pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “FATA”).

(e) SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in ARTICLE 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(e).

(f) SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(f) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(g) Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02. Indemnification and Insurance.

(a) From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by applicable Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

(b) At or prior to the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2025 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c) SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03. Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.03(a) of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, PIPE Subscription Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than Permitted Withdrawals and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one million dollars ($1,000,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

(iv) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v) other than Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loan or other transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii) enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix) establish a new Subsidiary or enter into a new line of business;

(x) fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

(xi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any Permitted Working Capital Loans);

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than First Merger and Second Merger and the transactions contemplated by this Agreement);

(xiii) enter into any engagement letters with any (i) financial advisors or (ii) capital markets advisors; and

(xiv) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for Permitted Working Capital Loans or as expressly contemplated by this Agreement.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04. Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret,

SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06. SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Common Stock to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing.

Section 8.07. SPAC Public Filings. From the date hereof through the Closing, SPAC shall use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08. Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09. SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of seven (7) or nine (9) directors, which, (a) to the extent that the board of directors of SPAC is comprised of at least nine (9) directors, shall include two (2) directors designated by Sponsor (one of which to be designated as a Class I director and one of which to be designated as a Class III director), and (b) to the extent that the board of directors of SPAC is comprised of fewer than nine (9) directors, shall include one (1) director designated by Sponsor (which director will be designated as a Class III director) and (ii) such other individuals as shall be determined by the Company, in its sole and exclusive discretion, provided that the citizenship of the members of the board shall be such that SPAC will be free of foreign ownership, control or domination, in each case as designated by such persons prior to the initial filing of the Proxy Statement with the SEC. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10. SPAC Management. Schedule 8.10 of the SPAC Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time, provided that the citizenship of the members of the senior management of SPAC following the First Effective Time will be such that SPAC will be free of foreign ownership, control or domination. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11. Equity Plans. Prior to the Closing Date, SPAC shall approve and adopt and submit for stockholder approval, (i) an equity incentive plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on SPAC Common Stock with (x) an initial share pool reserve of SPAC Common Stock equal to thirteen percent (13%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as of immediately following the First Effective Time (for the avoidance of doubt, including all shares of SPAC Common Stock issuable to holders of Company Stock pursuant to Section 3.02), and (y) an annual “evergreen” increase of five percent (5%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase, and (ii) an employee stock purchase plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of purchase rights with respect to SPAC Common Stock to employees of the Surviving Corporation and its Subsidiaries with (x) an initial share pool reserve of SPAC Common Stock equal to two percent (2%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as determined at the Closing, and (y) an annual “evergreen” increase of one percent (1%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase ((i) and (ii), together, the “Equity Plans”). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the 2017 Plan and the Equity Plans, and SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2017 Plan and the Equity Plans remain outstanding.

Section 8.12. Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13. Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the Stock Exchange, as applicable, and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

ARTICLE 9

JOINT COVENANTS

Section 9.01. Support of Transaction. Without limiting any covenant contained in ARTICLE 7 or ARTICLE 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02. Registration Statement; Proxy Statement; SPAC Special Meeting.

(a) Registration Statement; Proxy Statement. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information of the Company Disclosure Letter (other than the financial statements set forth in item 5 of Schedule 7.05(a), to the extent such financial statements are not required to be included in the Registration Statement), SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange); (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC immediately following the First Effective Time (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents); (7) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (8) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (9) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, that, notwithstanding the foregoing, in the event all of the Required Company Information has been delivered other than the information set forth in Section 7.05(a)(ii), and if mutually agreed by the Parties, the Parties may confidentially submit the Registration Statement to the SEC. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b) Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (i) the time when the Registration Statement and Proxy Statement has been filed; (ii) the time when the Registration Statement has been declared effective under the Securities Act; (iii) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (iv) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (v) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e) SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less than twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the mailing of the Proxy Statement to its shareholders and otherwise in accordance with SPAC’s obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by appliable Laws (“Modification of Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(f) Company Stockholder Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit K (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the last day of such period, the “Appraisal Rights Deadline”)) along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(g) The consent solicitation statement shall include the Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the Company Board (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

Section 9.03. PIPE Investment. Prior to and, if mutually agreed by the Parties, following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Company and SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions.

Section 9.04. Exclusivity.

(a) Except in connection with a PIPE Investment, during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or in a PIPE Investment) or any merger or sale of substantial assets of the Company or its Subsidiaries, taken as a whole, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05. Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (ii) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (iii) SPAC intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (iv) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (i) through (iv) collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment. Without limiting the foregoing, if the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations.

Section 9.06. Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the

Confidentiality Agreement without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.07. Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.08. Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of the Company, in their capacity as such (“Stockholder Action Expenses”).

ARTICLE 10

CONDITIONS TO OBLIGATIONS

Section 10.01. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) UK NSI Approval. The UK Secretary of State, the Chancellor of the Duchy of Lancaster or the Investment Security Unit will have:

(i) notified the SPAC in accordance with section 14(8)(b)(ii) of the NSI Act that no further action will be taken in relation to the Transactions and the Transactions are therefore cleared and will not receive a call-in notice;

(ii) issued a final notification in accordance with section 26(1)(b) of the NSI Act containing confirmation that no further action will be taken in relation to the Transactions and the Transactions are therefore cleared;

(iii) made a final order permitting the Transactions to proceed and, to the extent relevant, all conditions, provisions or obligations contained in such final order necessary for completion of the Transactions shall have been satisfied or complied with; or

(iv) provided a written notice to the SPAC or Company that the Transactions are not subject to review under the NSI Act.

(c) FIRB Approval. The Treasurer of the Commonwealth of Australia or their delegate has either:

(i) provided written notice that there is no objection under the FATA to the Transactions (whether or not subject to conditions); or

(ii) become precluded from exercising any power to make an order under Division 2 of Part 3 of the FATA in relation to the Transactions.

(d) No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(e) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption, and giving effect to the receipt by SPAC of the net amount of proceeds actually contributed by investors in accordance with the terms and conditions of the PIPE Subscription Agreements upon consummation of the PIPE Investments.

(f) SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(g) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(h) Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(i) Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall be constituted of the directors contemplated by Section 8.09.

(j) Stock Exchange Listing Requirements. The shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(k) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02. Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained (A) in Section 5.06 (Current Capitalization), shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) in the first sentence of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.24(a) (Absence of Changes) and Section 5.25 (Brokers’ Fees) (the representations and warranties in (A) and (B) collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in ARTICLE 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(e) Dissenting Shares. The Appraisal Rights Deadline shall have occurred and no Holder or Holders, individually or in the aggregate, beneficially owning more than five percent (5%) of the issued and outstanding shares of Company Stock (with such number of shares being calculated, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) shall beneficially own any Dissenting Shares as of the Closing Date.

Section 10.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in (A) Section 6.13 (Capitalization) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees) and Section 6.24 (Fairness Opinion) (the representations and warranties in (A) and (B) collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC Parties contained in ARTICLE 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d) Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $100,000,000.

(e) Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(f) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c), Section 10.03(d) and Section 10.03(g) have been fulfilled.

(g) Sponsor Agreement. Each of the covenants of Sponsor and the Insiders (as defined in the Sponsor Agreement) required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04. Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this ARTICLE 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

ARTICLE 11

TERMINATION/EFFECTIVENESS

Section 11.01. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and SPAC;

(b) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 1, 2026 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

(d) by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02;

(e) by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure; or

(f) by written notice from the Company to SPAC if there has been a Modification of Recommendation.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability under this Agreement on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE 12 (collectively, the “Surviving Provisions”) and the

Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC or Merger Subs to:

Churchill Capital Corp X

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attn:	Jay Taragin
Email:	[***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attn:	Greg Astrachan
Sean Ewen
Esther Chang
Email:	[***]

(b) If to the Company or the Surviving Entity, to:

ColdQuanta, Inc.

1315 W Century Dr #150

Louisville, CO 80027

Attn:	Jim Stirbis
Email:	[***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:	Garth Osterman
Mike Nelson
Peter Byrne
Kristin VanderPas
Email:	[***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses and all Company Transaction Expenses; provided that all Stockholder Action Expenses, whether borne by SPAC or the Company, shall be fully payable by SPAC if the Closing occurs and not subject to any limitation or cap.

Section 12.06. Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08. Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Non-Disclosure Agreement, dated as of May 23, 2025, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12. Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation, and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 12.14. Non-Recourse. Subject in all respect to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15. Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE 12.

Section 12.16. Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the

SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of actual and intentional fraud committed by such Party.

(b) Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE 5 or ARTICLE 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17. Conflicts and Privilege.

(a) SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and (y) the Surviving Entity and/or any member of the INFQ Group, on the other hand, any legal counsel, including Willkie Farr & Gallagher LLP (“Willkie”) that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and Willkie, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “INFQ Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Sponsor Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the INFQ Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the INFQ Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the INFQ Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP X

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

AH MERGER SUB I, INC.

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

AH MERGER SUB II, LLC

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

COLDQUANTA, INC.

By:	/s/ Matthew Kinsella
Name:Matthew Kinsella
Title:Chief Executive Officer

Schedule 7.05(a)

Financial Statements

1.	Audited Financial Statements for FY 2023
2.	Audited Financial Statements for FY 2024
3.	Unaudited Financial Statements for Q1 2025
4.	Unaudited Financial Statements for Q2 2025
5.	Unaudited Financial Statements for Q3 2025 (no earlier than “staleness” date for Q2 2025 financials)